Exhibit 99.1

Genie Energy Announces Select, Preliminary, Unaudited, Interim Financial Results

Newark, NJ – March 19, 2026:   Genie Energy, Ltd. (NYSE: GNE), a leading retail energy and renewable energy solutions provider, today provided an update on its fourth quarter and full year 2025, including select unaudited, preliminary financial results, as well as financial guidance for 2026.

As disclosed on the 8-K filed on March 12, 2026, the Audit Committee of the Company’s Board of Directors, in consultation with the Company’s management and independent registered public accounting firm, has concluded that the Company’s previously issued financial statements for the years ended December 31, 2024 and December 31, 2023 as well as the interim quarterly reports for 2024 and 2025 should not be relied upon and require restatement because of errors related to accounting for the liability associated with the Company’s captive insurance subsidiary.

“We are working closely with the independent Audit Committee and our auditors to prepare restated financial results for 2023 and 2024, as well as 2024 and 2025 quarterly results, and to provide audited 2025 financial results,” said Michael Stein, Genie’s Chief Executive Officer. “As we noted in our SEC filing on Thursday, we estimate that the restated financial statements will significantly increase our 2023 and 2024 income from operations, provision for income taxes, and net income.”

Select Preliminary Unaudited Operating Metrics (subject to change):

The Company provided select, preliminary estimated unaudited financial metrics for the three and twelve months ended December 31, 2025 on a consolidated basis and for its reporting segments, Genie Retail Energy (GRE) and Genie Renewables (GREW):

(Unaudited. In millions)	4Q25	4Q24	FY 2025	FY 2024
Consolidated Revenue	$121.6	$102.9	$502.0	$425.2
GRE	$114.6	$98.4	$478.5	$403.3
GREW	$7.0	$4.5	$23.5	$21.9

Consolidated Income from Operations	$4.6	$10.1	$27.7	$44.9
GRE	$13.2	$12.6	$44.2	$56.5
GREW	$(5.7)	$(0.7)	$(7.1)	$(3.0)

●	As of December 31st 2025, the Company had $211.4 million of cash, restricted cash and cash equivalents compared to $200.6 million at December 31st 2024.

2026 Financial Outlook

For the full year 2026, Genie management is projecting consolidated Adjusted EBITDA of $40 to $50 million.

Commentary from Michael Stein, Chief Executive Officer

"Genie continued to generate strong cash flows in 2025, funding increased investment in promising growth initiatives at both GRE and GREW while further strengthening our balance sheet and returning value to our stockholders though share repurchases and our quarterly dividend. Adjusted EBITDA in 2025 came in below our guidance due to both challenging energy market conditions early in the year, write-downs of solar assets at Genie Solar in the fourth quarter following enactment of the ‘One Big Beautiful Bill’ and increased acquisition expense selling non-energy services.

“Our retail business has experienced a challenging operating environment so far this year with volatility impacting energy markets. However, we maintain a positive outlook and solid 2026 guidance based on our expectations that Genie Retail Energy’s margins will normalize as we move further into the year and that our Genie Renewables segment will increase its contribution to our bottom line even as we invest in early-stage growth initiatives.”

About Genie Energy Ltd.

Genie Energy Ltd., (NYSE: GNE) is a leading retail energy and renewable energy solutions provider. The Genie Retail Energy division (GRE) supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division's (GREW) holdings include Diversegy, an energy procurement advisor, Genie Solar, operator of a portfolio of community and commercial solar arrays, and various early-stage business initiatives. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact

Bill Ulrey

Investor Relations

Genie Energy, Ltd.

wulrey@genie.com